EXHIBIT 99.1

                       AMERICAN NATURAL ENERGY CORPORATION
                           7030 South Yale, Suite 404
                              Tulsa, Oklahoma 74136
                       Tel: 918-481-1440 Fax: 918-481-1473

   AMERICAN NATURAL ENERGY CORPORATION ANNOUNCES ADDITIONAL DRILLING ACTIVITY

TULSA, OKLAHOMA, APRIL 30, 2003. American Natural Energy Corporation ("ANEC") (TSX Venture:ANR.U) announced it has resumed drilling operations on the Bayou Couba salt dome under its ExxonMobil Joint Development Agreement. The third and fourth wells will be drilled to depths of approximately 7,500 feet. The first two wells completed in the project area continue to produce approximately 600 barrels of oil per day.

ANEC is a Tulsa, Oklahoma based independent exploration and production company with operations in St. Charles Parish, Louisiana. For further information please contact Michael Paulk, CEO at 918-481-1440 or Steven P. Ensz, CFO at 281-367-5588.

This Press Release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of ANEC, its directors, or its officers with respect to the future business, well drilling and operating activities and performance of ANEC. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors, including, among others, the levels of and fluctuations in the prices for natural gas and oil and the demand for those commodities and the outcome of the ANEC's development and exploration activities. Important additional factors that could cause such differences are described in ANEC's periodic reports and other filings made with the Securities and Exchange Commission and may be viewed at the Commission's Website at www.sec.gov.